FORM OF
                                   GLOBAL NOTE


UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO, HAS AN INTEREST HEREIN.




No.                                                           $100,000,000


                                    MEDITRUST
                    Remarketed Reset Note due August 15, 2002


                                                                 CUSIP 5850ITAK4


     Meditrust, a Massachusetts business trust (the "Company"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, in the Borough of Manhattan, The City of New York, the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000), on August 15, 2002, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest in arrears on each November 15, February 15, May 15 and August 15, as the case may be, or any other date (including August 15, 1998) as shall be established by the Company as an interest payment date (each, an "Interest Payment Date"), commencing on November 15, 1997, and at maturity, on the principal amount of this Global Note, in like coin or currency, at the times and at the rate per annum from time to time in effect as set forth below, from the most recent date to which interest has been paid or, if no interest has been paid, from August 12, 1997. The interest so payable on each Interest Payment Date will, subject to certain exceptions provided in the

Indenture referred to below, be paid to the person in whose name this Global
Note is registered on the 15th calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date.

         This Global Note is issued in respect of a duly authorized issue of Securities of the Company, designated as the Remarketed Reset Notes due August 15, 2002 of the Company (the "Notes"), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $100,000,000. The Notes represent one of a duly authorized series of Securities of the Company, issued and to be issued in one or more series under an Indenture dated as of July 26, 1996 and a Supplemental Indenture, dated as of August 12, 1997 (collectively, the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (herein called the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Act"). The Notes are subject to all such terms, and beneficial owners of interests in this Global Note are referred to the Indenture and the Act for a statement of such terms. All terms used in this Global Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes of this series are general and unsecured obligations of the Company.

         Except as provided below, owners of beneficial interests in the Notes evidenced by this Global Note will not be entitled to receive definitive Notes evidencing such ownership. Beneficial interests in the Notes will be held through a depositary selected by the Company, which initially is The Depository Trust Company ("DTC"). This Global Note will be deposited with and held by DTC and is registered in the name of DTC=s nominee. So long as DTC=s nominee is the registered owner of this Global Note, such nominee for all purposes will be considered the sole owner of the Notes under the Indenture. If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days of its receipt of notice from DTC to such effect, the Company will issue individual Notes in definitive form in exchange for this Global Note. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by a Global Note. In either instance, an owner of a beneficial interest in this Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.

         During the period from and including August 12, 1997 to but excluding August 15, 1998 (the "Initial Spread Period"), the interest rate on the Notes will be reset quarterly, and will equal LIBOR (as defined herein) plus the applicable Spread. The Spread during the Initial Spread Period is 0.45%. Unless notice of redemption as a whole has been given, after the Initial Spread Period the duration, redemption dates, redemption type, redemption prices (if applicable), Commencement Date (as defined herein), Interest Payment Dates (as defined herein) and interest rate mode will be agreed to by the Company and the Remarketing Underwriter (as defined herein) by 3:00 p.m., New York City time, on each applicable Duration/Mode Determination Date (as defined herein) and the Spread will be agreed to by the Company and the Remarketing

Underwriter by 3:00 p.m., New York City time, on the corresponding Spread Determination Date (as defined herein). Interest on the Notes during each Subsequent Spread Period (a "Subsequent Spread Period") shall be payable, as applicable, either (i) at a floating interest rate (such Notes being in the "Floating Rate Mode," and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Mode" and such interest rate being a "Fixed Rate"), in each case as determined by the Remarketing Underwriter and the Company in accordance with a Remarketing Agreement between the Remarketing Underwriter and the Company (the "Remarketing Agreement").

           During the Initial Spread Period, interest on the Notes will be payable quarterly in arrears, on November 15, 1997, February 15, 1998, May 15, 1998 and August 15, 1998 (or, if not a Business Day (as defined herein), on the next succeeding Business Day (except as described below)), to the persons in whose names the Notes are registered at the close of business on the applicable record date (i.e., the 15th calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date) next preceding such Interest Payment Date. During the Initial Spread Period and any Subsequent Spread Period for which the Notes are in the Floating Rate Mode, the interest rate on the Notes will be reset quarterly and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR for the applicable Quarterly Period (as defined herein), plus the applicable Spread. Interest on the Notes will accrue from and include each Interest Payment Date (or, in the case of the Initial Quarterly Period (as defined herein), July 9, 1997) but exclude the next succeeding Interest Payment Date or maturity date, as the case may be. The Initial Quarterly Period will be the period from and including August 12, 1997 to but excluding the first Interest Payment Date (November 15, 1997) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period during the Initial Spread Period or any Subsequent Spread Period for which the Notes are in the Floating Rate Mode (each, a "Quarterly Period") will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date; the first day of a Quarterly Period is referred to herein as an "Interest Reset Date."

         After the Initial Spread Period, the Spread applicable to each Subsequent Spread Period will be determined on each subsequent Spread Determination Date which precedes the beginning of the corresponding Subsequent Spread Period, pursuant to agreement between the Company and the Remarketing Underwriter (except as otherwise provided below). If the Company and the Remarketing Underwriter are unable to agree on the Spread for any Subsequent Spread Period, (1) the Subsequent Spread Period will be one year, (2) the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period will be the Alternate Spread (as defined herein) and (4) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least five Business Days= notice given by no later than the fifth Business Day after the relevant Spread Determination Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date, except that the Notes may not be redeemed prior to the Tender Date (as defined herein) or later than the last day of such one-year Subsequent Spread Period. The Alternate Spread will be the percentage equal to LIBOR (as described herein) for the Quarterly Period beginning on the first date of such

Subsequent Spread Period (the "Commencement Date").

         If any Interest Payment Date (other than at maturity), redemption date, Interest Reset Date, Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date in the Floating Rate Mode would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date, Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date, Commencement Date or Tender Date shall be the next preceding Business Day. If the maturity date for the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date.

         LIBOR applicable for a Quarterly Period will be determined by the Rate Agent (as defined herein) as of the second London Business Day (as defined herein) preceding each Interest Reset Date (the "LIBOR Determination Date") in accordance with the following provisions:

         (i) LIBOR will be determined on the basis of the offered rates for three-month deposits in U.S. Dollars of not less than U.S.$1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on Telerate Page 3750 (as defined herein) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers= Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

         (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. Dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

         If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Company and the Remarketing Underwriter on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined as of the sixth calendar day following the Spread Determination Date (provided that such date is a Business Day; otherwise, as of the next Business Day thereafter) (the "Fixed Rate Determination Date") (provided, however, that in the case where the Notice Date (as defined herein) also falls on the Fixed Rate Determination Date, the Fixed Rate Determination Date will be the following Business Day thereafter), in accordance with the following provisions: the Fixed Rate will be a per annum rate and will be determined as of 12:00 noon on such Fixed Rate Determination Date by adding the applicable Spread (as agreed to by the Company and the Remarketing Underwriter on the preceding Spread Determination Date) to the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Underwriter, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

         Interest in the Fixed Rate Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates (February 15 and August 15, unless otherwise specified by the Company and the Remarketing Underwriter on the applicable Duration/Mode Determination Date) at the applicable Fixed Rate, as determined by the Company and the Remarketing Underwriter on the Fixed Rate Determination Date, beginning on the Commencement Date and for the duration of the relevant Subsequent Spread Period. Interest on the Notes will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be.

         If any Interest Payment Date or any redemption date in the Fixed Rate Mode falls on a day that is not a Business Day (in either case, other than any Interest Payment Date or redemption date that falls on a Commencement Date, in which case such date will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

         The Spread that will be applicable during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Underwriter so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, as described below, and (b) agreed to by the Company.

         Unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, redemption types (i.e., par, premium or make-whole), redemption prices (if applicable), Commencement Date, Interest Payment Dates and interest rate mode (i.e., Fixed Rate Mode or Floating Rate Mode) (and any other relevant terms) for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 15th calendar day prior to the Commencement Date of each Subsequent Spread Period (the "Duration/Mode Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 10th calendar day prior to the Commencement Date of such Subsequent Spread Period (the "Spread Determination Date"). The Company will request, not later than seven nor more than 15 calendar days prior to any Spread Determination Date, that DTC notify its Participants of such Spread Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes to tender such Note as described below. The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Mode, that is also a London Business Day. The term "London Business Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

         Unless notice of redemption of the Notes as a whole has been given, the Company will cause a notice to be given to Noteholders on the New York Business Day (as defined herein) next following the Spread Determination Date for each Subsequent Spread Period, specifying (1) the duration of such Subsequent Spread Period, (2) the mode (i.e., Fixed Rate Mode or Floating Rate Mode), (3) the Commencement Date, (4) any redemption dates, (5) any redemption type (i.e., par, premium or make-whole), (6) any redemption prices, (7) the Spread for such Subsequent Spread Period, (8) the identity of the Remarketing Underwriter, if applicable, and (9) any other relevant provisions. The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

         All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one half cent being rounded upward.

         In the event the Company and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Company and the Remarketing Underwriter will enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Spread Determination Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase from tendering Noteholders on the date immediately following the end of a Subsequent Spread Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided below), each beneficial owner of a Note may, at such owner=s option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of DTC. Interest accrued on the Notes with respect to the preceding Quarterly Period will be paid by the Company in the manner described above.

         The Tender Notice must be received by the Remarketing Underwriter during the period commencing on the calendar day following the Spread Determination Date (or, if not a Business Day, on the next succeeding Business
Day) and ending at 5:00 p.m., New York City time, on the fifth calendar day following the Spread Determination Date (or, if not a Business Day, on the next succeeding Business Day) (the "Notice Date"). Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender Notice is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 p.m., New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

         The obligation of the Remarketing Underwriter to purchase Notes from tendering Noteholders will be subject to several conditions precedent set forth in the Remarketing Underwriting Agreement. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events. In the event that, with respect to any Subsequent Spread Period, the Remarketing Underwriter does not purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, then (1) all such Tender Notices will be null and void, (2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date,
(3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced upon the applicable Commencement Date,
(4) the Notes will be reset to the Floating Rate Mode, (5) the Spread for such Subsequent Spread Period shall be the Alternate Spread and (6) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least 10 Business Days= notice given by no later than the fifth Business Day following the relevant Tender Date, on the date set forth in such notice, which shall be no later than the last day of such one-year Subsequent Spread Period, in the manner described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date.

         No beneficial owner of any Note shall have any rights or claims under the Remarketing Underwriting Agreement or against the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (5) of the last sentence of the preceding paragraph. The Company will have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described herein.

         If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Company and the Trustee. As soon as practicable after receipt of such notice, the Company will cause a notice to be given to Noteholders specifying (1) the one-year duration of the Subsequent Spread Period, (2) that the Notes will reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (4) LIBOR for the Initial Quarterly Period of such Subsequent Spread Period.

         The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Company to act as Remarketing Underwriter. The term "Rate Agent" means the entity selected by the Company as its agent to determine (i) LIBOR and the interest rate on the Notes for any Quarterly Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate. Pursuant to a Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Underwriter and Rate Agent. The Company, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Spread Period at any time at or prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date relating thereto.

         The Notes may not be redeemed by the Company prior to August 15, 1998. On that date and on those Interest Payment Dates specified as redemption dates by the Company on the Duration/Mode Determination Date in connection with any Subsequent Spread Period, the Notes may be redeemed, at the option of the Company, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), in accordance with the redemption type selected on the Duration/Mode Determination Date. In the event of any redemption of less than all of the outstanding Notes, the particular Notes to be redeemed will be selected by such method as the Company shall deem fair and appropriate. So long as the Global Note is held by DTC, the Company will give notice to DTC, and DTC will determine the principal amount to be redeemed from the account of each Participant.

         The redemption type to be chosen by the Company and the Remarketing Underwriter on the Duration/Mode Determination Date may be one of the following as defined herein: (i) Par Redemption; (ii) Premium Redemption; or (iii) Make-Whole Redemption. "Par Redemption" means redemption at a redemption price equal to 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date. "Premium Redemption" means redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date, as determined on the Duration/Mode Determination Date. "Make-Whole Redemption" means redemption at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon, if any, to the redemption date and
(ii) the Make-Whole Amount (as defined herein), if any, with respect to such Notes.

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar or principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (as defined herein) (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

         "Reinvestment Rate" means 0.25% (twenty-five one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading "Week Ending" published in the Statistical Release (as defined herein) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" means the statistical release designated "H. 15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Supplemental Indenture, then such other reasonably comparable index which shall be designated by the Rate Agent, after consultation with the Company.

         In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the provisions provided in the Indenture.

         The Indenture contains provisions permitting the holders of not less than a majority of the aggregate principal amount of the outstanding Notes, on behalf of the holders of all such Notes at a meeting duly called and held as provided in the Indenture, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in the Indenture to be made, given or taken by the holders of the Notes, including without limitation, waiving (a) compliance by the Company with certain provisions of the Indenture, and (b) certain past defaults under the Indenture and their consequences. Any resolution passed or decision taken at any meeting of the holders of the Notes in accordance with the provisions of the Indenture shall be conclusive and binding upon such holders and upon all future holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange heretofore or in lieu hereof.

         No shareholder, trustee or officer, as such, past, present or future, of the Company or any successor corporation or trust shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

         THE DECLARATION OF TRUST ESTABLISHING THE COMPANY DATED AUGUST 6, 1985, AS AMENDED, A COPY OF WHICH IS DULY FILED WITH THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS "TRUSTEES," BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.


         The Company, the Trustee, and any agent of the Company or the Trustee may treat the registered holder hereof as the absolute owner of this Global Note for all purposes.

         When a successor corporation assumes all of the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

         This Global Note shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by the Trustee.

         IN WITNESS WHEREOF, Meditrust has caused this Global Note to be executed.

Dated:  August 12, 1997


                                    MEDITRUST



                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________



                                           CERTIFICATE OF AUTHENTICATION


         This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

                                            STATE STREET BANK AND TRUST COMPANY

                                            as Trustee



                                            By_________________________________
                                                    Authorized Signatory


Dated:  August 12, 1997